Exhibit 10.5

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LINDSAY CORPORATION

MANAGEMENT INCENTIVE PLAN (MIP)

2026

Plan Year

____________________________

Senior Vice President - HR/Date

________________________

Chief Financial Officer/Date

________________________

Chief Executive Officer/Date

Table of Contents

1. Purpose	1
2. Definitions	1
3. Effective Date	1
4. Eligibility for Participation	2
5. Enrollment in the Plan	2
6. Determination of Target Payout Levels	3
7. Basis of Awards	3
8. Changes in Employment Status	5
9. Administration	5
10. Attachments	7

1. Purpose

The purpose of the Management Incentive Plan (the “Plan”) is to:

• Encourage performance consistent with the Company’s business strategy.

• Focus on near-term performance results as well as progress toward the achievement of long-term objectives.

• Strengthen the link between performance and pay by delivering awards based on measurable corporate and individual goals.

2. Definitions

The terms used in this Plan have the meanings set forth below.

A. “Company” shall mean Lindsay Corporation.

B. “Committee” shall mean the Human Resources and Compensation Committee of the Company’s Board of Directors.

C. “Financial Performance Component” shall mean the portion of a Participant’s Plan award that is based on the Company’s and specific Market financial performance as defined in Section 7B.

D. "Named Executive Officers" shall mean the executives of the Company listed in the Executive Compensation section of the Company’s Proxy Statement, other executive officers of the Company for SEC reporting purposes and any other elected officers.

E. “Participant” shall mean a key employee eligible for awards under the terms outlined in Section 4 of this Plan.

F. “Plan” shall mean the Lindsay Corporation Management Incentive Plan.

G. “Strategic Goal Performance Component” shall mean the portion of a Participant’s Plan award that is based on a Participant’s or the Company’s performance relative to certain individual objectives or strategic goals established in accordance with Section 7C.

3. Effective Date

The Plan shall be effective as of September 1, 2025 and will be in effect for the 2026 bonus year. The 2026 bonus year is defined as September 1, 2025 through August 31, 2026.

4. Eligibility for Participation

A. Participation in the Plan is limited to individuals in positions which have significant responsibility for and impact on the Company’s corporate performance.

B. Only the Named Executive Officers are eligible to be considered for participation in the Plan.

C. Participation in the Plan does not guarantee or entitle any employee to participate in any bonus plan enacted in the future. Participation in the Plan at any target bonus level does not guarantee or entitle any employee to be eligible to participate at any similar target bonus level in any bonus plan which may be enacted in the future.

5. Enrollment in the Plan

A. Initial Enrollment

At the beginning of the Plan year, each Participant must be enrolled in the Plan subject to the approvals and eligibility criteria set forth in Sections 4 and 6. The enrollment process is as follows:

i. Plan Participants will participate in the Plan at the target percentage set forth opposite his or her name on Exhibit A.

ii. The Company’s Chief Executive Officer will review the participant list and projected bonus costs of enrolled employees with the Committee. The Committee provides final approval on the aggregate potential cost of the Plan.

B. Mid-year Enrollment

When hiring or promoting employees during the Plan year who may be eligible for participation in the Plan, the following procedures must be followed:

i. Prior to the commencement of the recruiting or promotion process, the hiring manager consults with Human Resources to determine the position’s eligibility for participation in the Plan and the recommended target bonus amount.

ii. Offer letters indicating bonus Plan participation and target bonus award opportunities to new hires and/or promoted employees must be reviewed by the CEO or, in the case of a Named Executive Officer, by the Committee. Target bonus recommendations must be approved before communication to a prospective Participant. Generally, employees hired or promoted during the fourth quarter of fiscal 2026 are not eligible to participate in the 2026 Plan.

6. Determination of Target Payout Levels

A. Incentive awards will be calculated as a percentage of the Participant’s annual base salary received during the Plan year, provided that annual base salary increases which are made during the first quarter of the Plan year will be treated for purposes of calculating a Participant’s bonus as if they had been made at the beginning of the Plan year. The impact of promotions or other adjustments to base pay made after the annual pay adjustment noted above will be prorated for the time in effect. While award amounts will vary based on the range of award opportunity and an assessment of individual performance results, the target award opportunities for each Participant are set forth opposite his or her name on Exhibit A. Actual participation is subject to approval by the CEO and by the Committee. Actual participation is based on an assessment of the individual's position impact on the organization.

B. If a Participant’s Plan target award opportunity (Target % of Salary as set forth above) changes due to promotion into a grade level with a higher target bonus, the Participant’s bonus will be calculated based on his or her annual salary during the Plan year and a pro-rated bonus award. The pro-rated bonus award will reflect the portion of the Plan year spent in each grade level (e.g., 26 weeks at 40% and 26 weeks at 50%). In evaluating the performance of Participants who change positions during the Plan year, consideration will be given to the length of time and results in each position. Actual award decisions will be made by the CEO or, in the case of a Named Executive Officer, by the Committee. Generally, fourth quarter promotions will not result in an increase in a Participant’s target award opportunity.

C. Examples of various award calculations are included with this Plan document as Attachment A.

D. The Committee will determine the award payments to the Named Executive Officers.

E. Award payments will be calculated on an annual basis and paid in accordance with the Company’s normal payroll cycle. Payments will be made within 75 days following the Plan year. The payment date may be changed at any time and for any reason at the discretion of the CEO, or in the case of a Named Executive Officer, with approval of the Committee, but may not be later than March 15 following the end of the Plan year for which the award is paid.

7. Basis of Awards

A. Measurable performance objectives for each Plan Participant will be established at the beginning of the Plan year (or at mid-year for mid-year hires or newly eligible employees). For the 2026 bonus year, consideration will be given to:

i. Financial Performance Component: Company and Market financial performance vs. Plan performance objectives in accordance with Section 7B.

ii. Strategic Goal Performance Component: Participant’s or Company’s performance relative to individual objectives or strategic goals established in accordance with Section 7C.

iii. Financial and Strategic Goal Performance Components will be added to reach a Participant’s total bonus. The relative weighting between these Components for each Participant is set forth opposite his or her name on Exhibit A.

B. At the beginning of the Plan year, the objectives for the Financial Performance Component are identified and approved by the Committee and are set forth on Exhibit B.

i. Recommended award amounts may range from 0 - 200% of the Financial Performance Component of the Participant’s target award, based on performance.

ii. Percentages between the threshold, intermediate, target, and maximum award will be interpolated.

iii. In the event of an acquisition, actual results for the selected financial performance metrics (e.g., revenue, operating margin) will be adjusted by subtracting the Board-approved business case for each acquisition for purposes of award payout calculations, unless the Committee approves a modification to include any such items. Any transaction costs associated with any acquisition considered, pursued or closed shall be added back to profitability.

iv. In the event of a divestiture, actual results for the selected financial performance metrics will be adjusted by including the Board-approved budget (and removing actual performance results) for each divestiture for purposes of award payout calculations, unless the Committee approves a modification to any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of the Financial Performance Component if the divestiture is not complete by the end of the fiscal year. Any transaction costs associated with any divestiture considered, pursued or closed shall be added back to profitability.

v. Award payout calculations shall exclude the positive or negative impact of any adjustments to the accrual for environmental remediation liability or unbudgeted expenses related to the existing contamination at the Lindsay facility as disclosed in the Company’s SEC filings.

vi. Award payout calculations may be adjusted for any items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K; (iii) that are unusual in nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle. The Plan also permits adjustments to remove the effects of changes in the tax law.

C. At the beginning of the Plan year, the objectives for the Strategic Goal Performance Component are identified and approved by the Committee and are set forth on Exhibit B.

i. Objectives under the Strategic Goal Performance Component may be linked to individual objectives or team-based goals, as appropriate.

ii. Recommended award amounts may range from 0% - 200% of the target amount under the Strategic Goal Performance Component. Recommended award amounts will be based on an assessment of the Participant or Company’s performance, as applicable, relative to objectives established under the Strategic Goal Performance Component as set forth on Exhibit B.

iii. The “Payout (as % of Target Individual Performance Component)” represents the payout relative to target award for the Strategic Goal Performance Component of the Plan.

8. Changes in Employment Status

A. Participants who cease to be employees of the Company during the Plan year will not be eligible to receive an award. Only active employees on the date that the bonus is paid will be eligible to receive an award. Any exceptions will require the approval of the CEO, or in the case of a Named Executive Officer, the Committee.

B. In the event that a Participant transfers out of an eligible position into an ineligible position within the Company, the employee may be eligible for a prorated bonus award based upon the approval of the CEO, or in the case of a Named Executive Officer, the Committee.

C. In all cases awards will be calculated and paid according to the provisions in Sections 6 and 7 of this Plan document.

9. Administration

A. General authority for Plan administration and responsibility for ongoing Plan administration will rest with the Committee of the Company’s Board of Directors. The Committee has sole authority for decisions regarding interpretation of the terms of this Plan.

B. The Company reserves the right to amend or change the Plan in whole or in part at any time during the Plan year. Amendments to the Plan require the approval of the Committee.

C. Participation in the Plan does not constitute a contract of employment nor a contractual agreement of payment. It shall not affect the right of the Company to discharge, transfer, or change the position of a Participant. The Plan shall not be construed to limit or prevent the Company from adopting or changing, from time to time, any rules, standards or procedures affecting the Participant’s employment with the Company or any Company affiliate, including those which affect bonus payouts.

D. Any payments made under this Plan shall be subject to the repayment and clawback provisions of the Lindsay Corporation Policy for the Recovery of Erroneously Awarded Compensation and the Lindsay Corporation Supplemental Compensation Recovery Policy, as applicable.

E. If any provision of this Plan is found to be illegal, invalid or unenforceable under present or future laws, that provision shall be severed from the Plan. If such a provision is severed, this Plan shall be construed and enforced as if the severed provision had never been part of it and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the severed provisions or by its severance from this Plan. In place of any severed provision there shall be added automatically as part of this Plan a provision as similar in terms to the severed provision as may be possible and be legal, valid and enforceable.

F. This is not an ERISA plan. This is a bonus program.

ATTACHMENT A

Award Calculation Guidelines

The following examples are to be used as guidelines in calculating bonus awards at the end of the 2026 Plan year. Managers should use their discretion in calculating actual bonus awards and may consider exceptions to the calculations below when necessary. Any such exceptions must be fully documented and are subject to review and approval by the Chief Executive Officer, or in the case of a Named Executive Officer, the Committee.

[**The appendix that includes Financial Performance and Strategic Goal Component Elements and Weighting for Fiscal Year 2026 constitutes confidential information and has been omitted from this filing because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.**]